CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-251324) of our report dated December 14, 2020, relating to the consolidated financial statements of Global Leaders Corporation as of October 31, 2020, and for the period from July 20, 2020 (Inception) to October 31, 2020, (which report includes an explanatory paragraph relating to substantial doubt about Global Leaders Corporation’s ability to continue as a going concern). We also consent to the reference to our firm under the heading “Experts” is the registration statement.

/s/Weinberg & Company

Los Angeles, California

January 26, 2021